UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

February 7, 2011

Date of Report
(Date of Earliest Event Reported)

Tuffnell Ltd.

 (Exact name of registrant as specified in its charter)

Nevada	000-53610	26-2463465
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

81 Oxford St,
London W1D 2EU
United Kingdom

 (Address of principal executive offices)

011-44-020-7903-5084

 (Registrant's telephone number, including area code)

N/A

(Former name and former address, if changed since last report)

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 8.01 – OTHER EVENTS

On February 7, 2011, Tuffnell Ltd. Issued a press release which included details of its phase II exploration program. A copy of the release follows herein:

Tuffnell Ltd. Announces Details of Phase II Exploration at the Little Butte Gold/Copper Project in Arizona

LONDON, Feb. 7, 2011 Tuffnell Ltd. (Tuffnell or "the Company") (OTC Bulletin Board: TUFF) is pleased to announce details of Phase II Exploration program at the Little Butte Gold/Copper Project.

Mr. George Dory, Tuffnell's CEO, visited the Little Butte Project site at the end of 2010 and was pleased with progress to date. Tuffnell's trenching program has verified the presence of a large north-northwest trending shear zone that dips near vertical. Associated with the shears are specularite veins that are in part gold and copper bearing. Deep weathering has mobilized both copper and gold, but especially copper and produced an enriched zone at the historic water table. A specularite stockworks occurs adjacent to the veins indicating additional structural preparation and possible mineralization. A total of 4 trenches were dug.

Using the veins found to date, a series of core holes were drilled from east to west to intersect the veins at various depths. A 45 and then a 78 degree hole was drilled under trench 1. After this, identical holes were drilled under trench 3. Using this information an even deeper hole was drilled into the vein zone from further east.

A gradient array IP geophysical survey of the area around LB1010 shows a strong north-south trending resistivity high. Initial interpretation is that this anomaly, which is 150 meters wide and 700 meters long, is that it is an altered shear zone. The N-NW trending veins are thought to be controlled by subsidiary structures caused by strike-slip movement of the main north-south faults. An IP Effect high (conductor) is associated with the east side of the resistivity anomaly and may indicate sulfides or a water filled fault. An additional IP effect high occurs on the western edge of the surveyed area. A map showing the location of trenches and the current drilling program as well as an interpreted IP Resistivity overlay can be found shortly on the Tuffnell website www.tuffex.com. Assay results for both trenching and drilling will be released as soon as all results have been received and interpreted.

After all results are in from the current trenching and core drilling a plan for further testing will be developed using all available data. This plan will undoubtedly include RC drill testing to the north of the IP anomaly overlying the LB1010 zone and other anomalies found by the survey. Further core drilling may also be appropriate if the LB1010 zone remains open along strike and at depth. Planning for a deep test of the Grasberg style copper/gold target will continue as the winter exploration program develops.

About The Company

Tuffnell Ltd. (OTC BB: TUFF) is a mineral exploration company focused on maximizing returns for its shareholders by exploring and developing low-cost gold assets in proven mining districts. With a focus primarily on the State of Arizona, Tuffnell Exploration has put together a team of highly qualified, strongly motivated individuals with the experience required to advance our corporate vision.

Based on geological potential, infrastructure proximity, and previously undertaken exploration, Tuffnell Ltd. selects properties of merit so as to provide its shareholders with the highest probability of success. The company's main property, known as Little Butte, is located in La Paz county Arizona and has previous exploration history indicating that resources are present and the prospect for economic recovery of gold support management's decision to proceed with further exploration. Tuffnell holds a 100% option to 85 unpatented mining claims and 7 patented claims. Total Land holdings including patented claims total 1,840 acres or 2.88 square miles. The Little Butte Project lies in the historic Plomosa District, 20 miles north of the town of Quartzite, Arizona and approximately 150 miles southeast of Las Vegas, Nevada.

Safe Harbour Statement:

This release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and such forward-looking statements are made pursuant to the safe harbour provisions of the Private Securities Litigation Reform Act of 1995. "Forward-looking statements" describe future expectations, plans, results, or strategies and are generally preceded by words such as "may," "future," "plan," or "planned," "will" or "should," "expected," "anticipates," "draft," "eventually" or "projected." You are cautioned that such statements are subject to a multitude of risks and uncertainties that could cause future circumstances, events, or results to differ materially from those projected in the forward-looking statements, including the risks that actual results may differ materially from those projected in the forward-looking statements.

The forward-looking statements which involve risks and uncertainties that include, among others, limited operating history, limited access to operating capital, factors detailed in the accuracy of geological and geophysical results including drilling and assay reports; the ability to close the acquisition of mineral exploration properties, and other factors which may cause the actual results, performance or achievements of the company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. More information is included in the company's filings with the Securities and Exchange Commission, and may be accessed through the SEC's website at www.sec.gov.

CONTACT: Investor Relations 1-800-459-0794

SOURCE Tuffnell Ltd.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 7, 2011	Tuffnell Ltd.

/s/ George Dory
George Dory, Chief Executive Officer and President